Subsidiaries

The Plains Company
Mountainview Thoroughbred Racing Association
Pennsylvania National Turf Club, Inc.
Penn National Speedway, Inc.
Penn National holding Company
Penn national Gaming of West Virginia, Inc.
Penn National GSFR, Inc.
Sterling Aviation, Inc.
Northeast Concessions, Inc.
The Downs Racing, Inc.
PNGI Pocono, Inc.
Tennessee Downs, Inc.
Backside, Inc.
Audio Video Concepts
Mill Creek Land, Inc.
Wilkes Barre Downs, Inc.
Grantville Racing, Inc.
PNGI Charles Town Food and Beverage, LLC

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